EXHIBIT 10.49
                                                                   -------------


                        DISTRIBUTION AND SUPPLY AGREEMENT

     This Agreement is made as of this 18th day of February 2003, by and between MEDA AB (publ), a company organized under the laws of Sweden, with its principal offices at Box 906 170 S-170 09 Solna, Sweden ("MEDA"), and VIVUS International, Ltd., a company organized under the laws of Bermuda, with its principal offices at Clarendon House, Church Street, Hamilton, Bermuda. ("VIVUS").

                                    RECITALS

     WHEREAS, VIVUS has developed the medical device, ACTIS(R), an Adjustable Constriction Loop for the treatment of male erectile dysfunction; and

     WHEREAS, MEDA is interested in obtaining distribution rights to ACTIS(R), and VIVUS is interested in granting such rights to MEDA; and

     NOW, THEREFORE, in consideration of the mutual obligations and promises as set forth herein, the parties do hereby agree as follows:

ARTICLE 1 - DEFINITIONS
-----------------------

     For purposes of this Agreement, the following terms shall have the following respective meanings:

         1.1 Affiliate means any corporation, firm, partnership or other entity, whether de jure or de facto, that directly or indirectly owns, is owned by or is under common ownership with a party to the extent of in excess of fifty percent (50%) of the outstanding securities or assets having the power to vote on or direct the affairs of the entity.

         1.2 CE Marking means products regulated by the European Commissions Health, Safety and Environmental Protection Legislation, which indicates the manufacturer has conformed to all obligations required by the legislation.

         1.3 Confidential Information means any information, data or business plans relating to the Product or otherwise to the subject of this Agreement, which a party discloses to the other party, except any portion thereof which:

                  (i) is known to the receiving party at the time of disclosure and documented by written records made prior to the date of this Agreement;

                  (ii) is disclosed to the receiving party by a third person who has a right to make such disclosure;

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                  (iii)    becomes patented, published or otherwise part of the
                           public domain through no fault of the receiving party; or

                  (iv) is independently developed by the receiving party as evidenced by its written records.

         1.4 Effective Date means the date of this Agreement first written above.

         1.5 First Commercial Sale means the first sale of Product (as defined below) in the Territory by MEDA or any MEDA Affiliate or sublicensee to any unaffiliated third party.

         1.6 Product means the medical device ACTIS(R), an Adjustable Constriction Loop for the treatment of male erectile dysfunction.

         1.7 Regulatory Approval means all governmental approvals and authorizations necessary for the commercial marketing and sale of the Product in the Territory including the CE Marking.

         1.8 Supply Price means the price as set forth in Article 3.2 below.

         1.9 Territory means Austria, Belgium, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Iceland, Ireland, Italy, Latvia, Lithuania, Luxembourg, Norway, Poland, Portugal, Spain, Sweden, Switzerland, The Netherlands, Turkey and the United Kingdom.

         1.10     Trademark means the trademark ACTIS.


ARTICLE 2 - GRANT OF RIGHTS
---------------------------

         2.1 Appointment. VIVUS hereby grants to MEDA exclusive distribution rights (exclusive even as to VIVUS) to use, market and sell the Product in the Territory. MEDA may sublicense these rights to any one or more of its Affiliates at MEDA's sole discretion, and may sublicense third parties with VIVUS's prior written consent, such consent not to be unreasonably withheld.

ARTICLE 3 - PURCHASE AND SALE
-----------------------------

         3.1 Purchases and Sale of Product. Subject to the terms and conditions of this Agreement, VIVUS shall exclusively to MEDA, sell the volumes of the Product required by MEDA for further sale in the Territory and MEDA shall purchase its requirements of Product exclusively from VIVUS, at the Supply Price. All sales of Product to MEDA are final.

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         3.2      Supply Price. The Product shall be sold to MEDA at a price of
                  $[*] in year one and shall be adjusted by a [*] increase each year thereafter.

         3.3 Payments. Any payments due VIVUS or MEDA under this Agreement shall be made by remitting to the bank account designated by the party to whom payment is to be made. Any such payments shall be made in U.S. Dollars.

         3.4 Taxes. Where any sum due to be paid to VIVUS hereunder is subject to any withholding or similar tax, the parties shall use their best efforts to do all such acts and things and to sign all such documents as will enable them to take advantage of any applicable double taxation agreement or treaty. In the event there is no applicable double taxation agreement or treaty, or if an applicable double taxation agreement or treaty reduces but does not eliminate such withholding or similar tax, MEDA shall pay such withholding or similar tax to the appropriate government authority, deduct the amount paid from the amount due VIVUS and secure and send to VIVUS the best available evidence of such payment.

ARTICLE 4 - FORECASTS, ORDERS, INVOICES AND TITLE
-------------------------------------------------

         4.1 Initial Forecast. Within thirty (30) days of the Effective Date, MEDA shall provide to VIVUS its then current best forecast of the quantity of Product that MEDA will require from VIVUS, by month for the next two calendar quarters.

         4.2 Rolling Forecasts. No later than ninety (90) days prior to the first day of each calendar quarter after the initial calendar quarter, MEDA shall provide to VIVUS its then current best forecast of the quantity of Product that MEDA will require from VIVUS during each of the next four (4) calendar quarters. MEDA shall break down the forecast for the first two such calendar quarters of the forecast by month.

         4.3 Order and Acceptance. Firm binding orders must be made at least two (2) months in advance of delivery date, and VIVUS is obliged to confirm these orders within seven (7) days of receipt. If MEDA does not receive such notice, the order is deemed to have been accepted. MEDA shall not increase or decrease its forecast, for the second calendar quarter in each of MEDA's rolling forecasts made pursuant to Article 4.2 above, by more than twenty percent (20%). VIVUS shall accept all firm orders from MEDA for quantities of Product up to and including one hundred twenty percent (120%) of the quantity of Product previously forecasted by MEDA for such calendar quarter, and shall use its best efforts to accept all firm orders from MEDA for quantities of Product in excess of that quantity of Product. Once an order has been accepted by VIVUS, then VIVUS shall be obligated to sell, and MEDA shall be obligated to purchase, the ordered Product.

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         4.4      Invoices. VIVUS shall invoice MEDA for the Supply Price in
                  United States Dollars for the Product shipped on the day of shipment. MEDA shall pay VIVUS such invoiced amount within thirty (30) days from the date of the receipt of the Product.

         4.5 Delivery. VIVUS shall deliver the Product via sea freight to MEDA,CIF, MEDA's designated warehouses in the respective countries in the Territory. All shipping costs, liability, ownership and logistics of Product up to MEDA's designated warehouses discharging dock, are the responsibility of VIVUS. In the event MEDA requests delivery of Product via air freight, then all such shipping costs shall be the responsibility of MEDA.

         4.6 Conflicting Terms and Conditions. Except as otherwise provided in this Agreement, the terms and conditions of this Agreement shall govern, notwithstanding any additional or inconsistent terms or conditions in MEDA's form of purchase order or similar document or in VIVUS's acknowledgment, invoice, or similar documents.

         4.7 Initial Start-up and At Risk Costs. MEDA will be responsible for reimbursing VIVUS for VIVUS' actual costs incurred and expenses paid to third parties to modify the packaging for the Product in order to incorporate MEDA trade dress (including, but not limited to, artwork changes, typesetting charges and plate charges), to otherwise modify the packaging for the Product to meet MEDA's requirements (including, but not limited to, packaging materials). MEDA shall not repackage or re-label Product supplied to MEDA by VIVUS hereunder without the prior written consent of VIVUS.

ARTICLE 5 - SAMPLING, TESTING AND ANALYSIS
------------------------------------------

         5.1 Defective Product. MEDA shall notify VIVUS in writing of any claim relating to damaged or defective Product or any shortage in quantity of any shipment of the Product within thirty (30) days of receipt of such Product or, if the defect is not readily apparent based upon a reasonable inspection (a "Hidden Defect"), within thirty (30) days after which the Hidden Defect becomes known to MEDA. A Hidden Defect is defined as a defect that existed at the time Product is delivered and, for avoidance of doubt, a Hidden Defect does not include any defect that might be caused in the storage or transportation of the Product. If MEDA fails to give such written claim notice to VIVUS within said thirty (30) day period, the Product shipped shall be deemed to be sufficient in quantity and not damaged nor defective at the time of delivery. If MEDA gives such written claim notice to VIVUS within said thirty
                  (30) day period, then MEDA and VIVUS shall, in an appropriate manner to be agreed, jointly inspect the Product to see if claimed damage or defect actually exists in the Product shipped. If existence of claimed damage, defect or shortage is reasonably verified through such inspection, VIVUS shall replace the rejected Product or make up the shortage as soon as practicable but no later than ninety (90) days after such verification, at no extra cost to MEDA, and shall make arrangements with MEDA for the destruction of any rejected Product, at VIVUS's expense.

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ARTICLE 6 - DEVELOPMENT AND REGULATORY ISSUES
---------------------------------------------

         6.1 VIVUS Responsibilities. VIVUS shall be responsible for, and shall bear all costs of the following:


                  a. VIVUS shall provide to MEDA, as expeditiously as possible, appropriate assistance, information and/or materials in VIVUS's possession or control in order to enable or facilitate MEDA's filing for a CE Marking to market and sell the Product in the Territory.

                  b. VIVUS shall be responsible for filing trademark applications for, and for the maintenance and upkeep of, the Trademark in the Territory.

                  c. VIVUS shall provide Product to MEDA in final packaging for distribution in the Territory

         6.2 MEDA Responsibilities. During the term of this Agreement, MEDA shall be responsible for, and shall bear all cost of, the following:

                  a. MEDA shall, at its own expense, be responsible for

                           (i) Preparing, filing and maintaining a CE Marking and/or other Marketing or Regulatory Authorizations necessary for distribution of the Product in the Territory; and

                           (ii) Providing VIVUS with camera-ready artwork for the final packaging of Product including MEDA's trade dress.

                  b. MEDA shall own all registrations and Regulatory Approvals for the Product in the Territory.

                  c. In fulfilling its obligations under this Agreement, MEDA shall use its reasonable best efforts to ensure that the Product is entitled to and receives the maximum available benefit of any regulatory market exclusivity periods or other safeguards or extensions of proprietary status, which are or may be applicable in the Territory.

         6.3 Pharmacovigilance. MEDA will have overall responsibility for Pharmacovigilance in the Territory. Promptly after the Effective Date and prior to Product distribution by MEDA, the respective pharmacovigilance groups of VIVUS and MEDA shall enter into a separate agreement covering adverse event information exchange relating to the Product. Such agreement will permit the inclusion of the respective pharmacovigilance

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                  groups of other third parties to whom VIVUS has granted or will grant (during the term of this Agreement) similar rights to make, have made, use and sell the Product outside the Territory.

         6.4 Regulatory Communications. MEDA and VIVUS shall promptly inform each other of any material communications to or from governmental authorities or agencies relating to the Product that affect marketing and/or sale of Product in the Territory. With the exception of product recalls, which are to be handled pursuant to Article 8 below, and adverse event reporting, which is to be handled pursuant to Article 6.3 above, the parties shall consult with each other regarding any issues raised in such communications, and shall attempt in good faith to agree upon any action to be taken or response to be made in connection with such communications. If the parties are unable to agree within a reasonable time prior to when the action is to be taken or the response is to be made, the party receiving the material communication for the Product shall decide what action to take or response to make.

ARTICLE 7 - MARKETING AND SALES
-------------------------------

         7.1 MEDA Diligence. MEDA shall use its diligent efforts to market and/or sell the Product in the Territory, consistent with the efforts that MEDA expends on pursuing commercialization of other products MEDA markets in the Territory of similar market potential. MEDA agrees that neither MEDA nor its Affiliates or Authorized Distributors will market or distribute any medical device products for the treatment of Erectile Dysfunction in the Territory other than the Product.

ARTICLE 8 - PRODUCT RECALL
--------------------------

         8.1      Recall in the Territory. In the event that in the Territory
                  (i) any government authority issues a request, directive or order that the Product be recalled, or (ii) a court of competent jurisdiction orders such a recall, or (iii) MEDA and VIVUS jointly determine that the Product should be recalled, MEDA shall take all appropriate corrective actions. If such recall results from any cause or event attributable solely to VIVUS's negligence or fault, VIVUS shall be responsible for the direct expenses of the recall. If such recall results from any cause or event attributable solely to MEDA's negligence or fault, MEDA shall be responsible for the direct expenses of the recall. If such recall results from any other cause or event (including attribution to the negligence or fault of both VIVUS and MEDA), the parties shall share equally the direct expenses of the recall. For the purposes of this Agreement, the direct expenses of recall shall include, without limitation, the expenses of notification and return of the recalled Product and MEDA's costs for the Product, and shall not include the cost of any re-launch by MEDA of the Product in the Territory subsequent to a recall.

         8.2 Recall Outside the Territory. In the event that outside the Territory (i) any government authority issues a request, directive or order that the Product be recalled, or (ii) a court of competent jurisdiction orders such a recall, or (iii)

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                  VIVUS (or its Affiliates or sublicensees, as the case may be)
                  decides that the Product should be recalled, VIVUS shall notify MEDA as expeditiously as possible and shall provide MEDA with all information and assistance as MEDA may reasonably request in order to enable MEDA to determine any appropriate actions relating to the Product in the Territory arising from such recall.

ARTICLE 9 - REPRESENTATIONS AND WARRANTIES
------------------------------------------

         Each party hereby represents and warrants for itself as follows:

         9.1 Organized. It is a corporation duly organized, validly existing and is in good standing under the laws of the jurisdiction of its incorporation, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and failure to have such would prevent it from performing its obligations under this Agreement and has all requisite corporate power and authority to conduct its business as now being conducted, to own, lease and operate its properties and to execute, deliver and perform this Agreement.

         9.2 Due Execution. The execution, delivery and performance by it of this Agreement have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of its stockholders; (ii) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or any provision of its charter or by-laws; or (iii) result in a breach of or constitute a default under any material agreement, mortgage, lease, license (including any license from a third party which is necessary for the full performance of this Agreement), permit or other instrument or obligation to which it is a party or by which it or its properties may be bound or affected.

         9.3 No Third Party Approval. No authorization, consent, approval, license, exemption of, or filing or registration with, any court or governmental authority or regulatory body (other than health regulatory authorities) is required for the due execution, delivery or performance by it of this Agreement, except as provided herein.

         9.4 Binding Agreement. This Agreement is a legal, valid and binding obligation of such party, enforceable against it in accordance with its terms and conditions. It is not under any obligation to any person, contractual or otherwise, that is in conflict with the terms of this Agreement.

         9.5 Full Disclosure. Each Party has disclosed to the other in good faith all material information relevant to the subject matter of this Agreement and to such party's ability to observe and perform its obligations hereunder.

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ARTICLE 10 - COVENANTS, REPRESENTATIONS AND WARRANTIES OF VIVUS
---------------------------------------------------------------

         VIVUS covenants, represents and warrants to MEDA that:

         10.1 VIVUS Rights. VIVUS has the right to grant the rights granted in this Agreement and no provision in any third party agreement to which VIVUS is a party will prevent VIVUS from performing its obligations under this Agreement.

         10.2 Specifications. All quantities of the Product will comply with, and VIVUS shall only release Product for shipment to MEDA which comply with (i) all specifications of the Product in the Regulatory Approvals granted by the regulatory authorities in the Territory; (ii) all Specifications; and
                  (iii) all applicable legal and regulatory requirements relating to the manufacture of the Product for sale in the Territory, including but not limited to Good Manufacturing Practices.

         10.3 Current Good Manufacturing Practices ("cGMP")/Regulatory Requirements. All manufacturing and quality control methods utilized by VIVUS and/or VIVUS's third-party contract manufacturer(s) in the manufacture of the Product shall be carried out in accordance with all applicable rules governing medical devices in the Good Manufacturing Practice for medical devices and regulations issued by the health regulatory authorities in the Territory for which such Product is to be sold as in effect at the time and the applicable standards in effect at the time (collectively, the "Manufacturing Standards").

         10.4 Documentation. VIVUS shall keep and maintain, for a minimum of five (5) years after the date of distribution, (i) reference samples and quality control records for each batch of starting materials and packaging material used in the manufacture of the Product, and (ii) manufacturing and quality control records for each batch of the Product. Each shipment of the Product shall be accompanied by the following written documentation:

                  a. the date of final packaging;

                  b. delivered amount of Product units; and

                  c. a certificate of compliance pursuant to Article 6.

         10.5 Product Liability Insurance. The Parties shall maintain product liability insurance consistent with their normal business practices from time to time to cover risks related to the Product and, upon either Party's request, to provide the other Party with certificates of insurance attesting to the existence of such insurance.

         10.6 Coverage. During the Term and for a period of two (2) years thereafter, each Party shall obtain and maintain insurance coverage from a reputable arm's-length insurer in respect of its respective obligations under Article 10.5 and in respect of third-person liability in an amount of not less than
                          [*]                              . Each Party shall
                  add the other Party as a co-insured under its respective insurance policy

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ARTICLE 11 - FORCE MAJEURE
--------------------------

         11.1 Upon occurrence of an event of force majeure, the party affected shall promptly notify the other party in writing, setting forth the details of the occurrence, its expected duration and how that party's performance of its obligations under this Agreement is affected. The affected party shall resume the performance of its obligations as soon as practicable after the force majeure event ceases. If a party's performance of any obligation under this Agreement is significantly hindered or is prevented by an event of force majeure for more than six (6) months, whether or not consecutive, in any twelve (12) month period, then the other party may terminate this Agreement upon thirty (30) days' notice.

ARTICLE 12 - ALLOCATION OF SUPPLY
---------------------------------

         12.1 Allocation of Supply. In the event of VIVUS's inability to supply the Product ordered by MEDA, VIVUS shall allocate its available supply between MEDA, VIVUS and VIVUS's licensee(s) outside the Territory on a fair and equitable basis based on a pro-rata share of worldwide Product sales for the six (6) months preceding and the forecasted worldwide Product sales for the next six (6) months following such allocation. SUCH ALLOCATION SHALL BE MEDA'S SOLE REMEDY FOR VIVUS'S FAILURE TO SUPPLY MEDA QUANTITIES OF PRODUCT VIVUS IS OTHERWISE OBLIGATED TO SUPPLY UNDER ARTICLE 4 OF THIS AGREEMENT.

ARTICLE 13 - TRADEMARKS
-----------------------

         13.1 Trademark Rights. VIVUS hereby grants to MEDA the exclusive right, exclusive even as to VIVUS, to use the Trademarks in connection with the Product in the Territory during the term of this Agreement. MEDA acknowledges that such Trademarks shall be and are the sole property of VIVUS.

         13.2 Electronic Address. VIVUS hereby grants to MEDA a non-exclusive right to use VIVUS's registered electronic address, www.vivus.com, for the purpose of linking electronic users with MEDA's relevant web pages, web sites or other electronic addresses relating to the Product in the Territory. MEDA hereby grants to VIVUS a non-exclusive right to use MEDA's registered electronic address, www.meda.se for the purpose of linking electronic users with VIVUS's relevant web pages, web sites or other electronic addresses relating to the Product.

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ARTICLE 14 - INFRINGEMENT
-------------------------

         14.1 Third Party Infringement. Each party will notify the other party if it becomes aware of the activities of any third party that are believed to infringe the Trademark. The parties shall consult as to potential strategies against the alleged infringer, including but not limited to litigation strategy.

         14.2     Litigation.

                  a. If the efforts of the parties are not successful in abating the alleged infringement, then VIVUS shall have the right, but not the obligation, to bring an appropriate suit or action against such infringement, at its own expense. MEDA agrees to cooperate in any such infringement action and agrees to execute all papers and perform such other acts as may be reasonably requested by VIVUS at MEDA's expense. VIVUS shall consult with MEDA and take into account MEDA's recommendations regarding the conduct of such action, provided that VIVUS shall have full right and authority to determine the strategy and tactics for such action and to settle, consent to judgment, or otherwise resolve any such action or suit. The provisions of the foregoing notwithstanding, no such resolution shall be binding on MEDA without its prior written consent (which consent shall not be unreasonably withheld) unless such resolution does not (i) impose any liability, loss, cost or obligation upon MEDA, and (ii) adversely affect MEDA's rights under this Agreement.

                  b. If VIVUS does not elect to bring suit against the alleged infringer, MEDA shall have the right, but not the obligation, to bring an appropriate suit or action against such infringer in the Territory, at MEDA's own expense. VIVUS agrees to cooperate in any such infringement action and agrees to execute all papers and perform such other acts as may be reasonably requested by MEDA (including but not limited to consent to be joined as a nominal party plaintiff in such action), at VIVUS's expense. MEDA shall consult with VIVUS and take into account VIVUS's recommendations regarding the conduct of such action, provided that MEDA shall have full right and authority to determine the strategy and tactics for such action and to settle, consent to judgment, or otherwise resolve any such action or suit. The provisions of the foregoing notwithstanding, no such resolution shall be binding on VIVUS without its prior written consent (which consent shall not be unreasonably withheld) unless such resolution does not (i) impose any liability, loss, cost or obligation upon VIVUS and (ii) adversely affect VIVUS's rights under this Agreement.

                  c. If VIVUS or MEDA brings an infringement action pursuant to this Article 14, any amount recovered in any action or suit against a third party infringer shall be allocated as follows: first, to the party bringing such action in order to reimburse such party for the costs and expenses of such action; second,
                           with respect to any remaining amount,     [*]
                                 of that portion of such amount resulting from
                           infringement within the Territory to MEDA, and the rest of any remaining amount to VIVUS.

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ARTICLE 15 - TERM AND TERMINATION
---------------------------------

         15.1 Term. The term of this Agreement shall commence on the Effective Date and shall, unless earlier terminated pursuant to this Article 15 or other express termination provisions in this Agreement, expire on the tenth (10th) anniversary of the First Commercial Sale of Product.

         15.2 Breach. Either party may, in addition to any other remedies available to it by law or in equity, terminate this Agreement upon sixty (60) days' written notice in the event that the other party commits a material breach of this Agreement and fails to cure such breach within sixty (60) days of notice of the breach. The party giving notice of breach may withhold any payments otherwise due and owing to the breaching party, to be used as a setoff against any loss or damage arising from the breach, and said withholding shall not constitute breach of this Agreement. Any amounts so withheld shall be deposited by the withholding party into an interest-bearing escrow account. If the breaching party cures the breach within the sixty (60) day cure period and this Agreement is not terminated, then the withholding party shall promptly pay to the other party the withheld amount, less that portion of such amount which was applied as a setoff. Notwithstanding the foregoing provision, if MEDA gives notice of breach to VIVUS, MEDA may withhold other payments pursuant to this Article 15.2 but shall not be entitled to withhold payment for Product actually ordered by and delivered to MEDA pursuant to Article 4 of this Agreement.

         15.3 Insolvency or Bankruptcy. Either party may, in addition to any other remedies available to it by law or in equity, terminate this Agreement, upon thirty (30) days' written notice to the other party in the event the other party shall have become insolvent or bankrupt, or shall have made an assignment for the benefit of its creditors, or there shall have been appointed a trustee or receiver of the other party or for all or a substantial part of its property, or any case or proceeding shall have been commenced or other action taken by or against the other party in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts or any relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereinafter in effect.

         15.4 Serious Events. Should there occur serious and unexpected events which, from a reasonable pharmaceutical company's point of view, would make it impossible or impracticable to pursue the commercialization of the Product, including but not limited to a serious adverse event associated with the Product, either party may, with full consultation with the other party, terminate this Agreement upon thirty (30) days' written notice. Termination by a party in good faith pursuant to this Article 15.4 shall not, in itself, constitute a basis

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                  for any claim for compensation or other remedies by the other party. In the event of termination by VIVUS under this Article 15.4, VIVUS shall be restricted from commercializing the Product, either directly or indirectly, for a period of two
                  (2) years in the Territory.

         15.5 Change of Control or Ownership. Either party may terminate this Agreement upon thirty (30) days' written notice if the ownership or control of at least fifty percent (50%) of the assets or voting securities of the other party are transferred and, in the non-changing party's reasonable judgment, the other party's new owner or controlling entity is a competitor of the non-changing party in the field of erectile dysfunction in the Territory.

         15.6 Survival of Liability. Except as expressly provided otherwise in this Agreement, termination, expiration, cancellation or abandonment of this Agreement through any means and for any reason shall not relieve the parties of any obligation accruing prior thereto and shall be without prejudice to the rights and remedies of either party with respect to any antecedent breach of any provision of this Agreement.

         15.7 Remaining Inventory. MEDA shall maintain a normal level of inventory of the Product prior to expiration or termination of this Agreement, and shall have a period of six (6) months from the date of termination of this Agreement during which it may sell its remaining inventory of Product, provided it sell such inventory in a manner substantially similar to the manner in which it was selling Product prior to the termination.

         15.8 Survival. Upon expiration or termination of this Agreement, all rights and obligations of the parties under this Agreement shall terminate except those rights and obligations described in ARTICLES 1, 8.1, 10.4, 15, 16, 17 AND 18.

ARTICLE 16 - INDEMNITY
----------------------

         16.1 By VIVUS. In addition to indemnification expressly provided elsewhere in this Agreement, VIVUS shall indemnify, defend and hold MEDA, its directors, employees, agents and representatives (including but not limited to MEDA's Affiliates) harmless from and against all claims, causes of action, settlement costs (including but not limited to reasonable attorney's fees and expenses) losses or liabilities of any kind which:

                  (a) arise from or are attributable to any negligent act or omission or willful misconduct on the part of VIVUS or its Affiliates, or its or their directors, employees, agents or representatives relating to any of VIVUS' obligations under this Agreement, including but not limited to any breach of a representation or warranty;

                  (b) arise from or are attributable to the manufacture of the Product and which in either case are not otherwise attributable to any negligent act or omission or willful misconduct on the part of MEDA, its directors, employees, agents or representatives (including, but not limited to, MEDA's Affiliates);

         16.2 By MEDA. In addition to indemnification expressly provided elsewhere in this Agreement, MEDA shall indemnify, defend and hold VIVUS, its directors, employees, agents and representatives harmless from and against all claims, causes of action, settlement costs (including but not limited to reasonable attorney's fees and expenses) losses or liabilities of any kind which:

                  (a) arise from or are attributable to any negligent act or omission or willful misconduct on the part of MEDA, its directors, employees, agents or representatives relating to any of its obligations under this Agreement; or

                  (b) arise from or are attributable to the storage, use, sale, marketing and promotion of the Product by MEDA in the Territory and which in either case are not otherwise attributable the manufacture of a Product and which in either case are not otherwise attributable to any negligent act or omission or willful misconduct on the part of VIVUS, its directors, employees, agents or representatives.

         16.3 Condition of Indemnification. If either party expects to seek indemnification under this Section, it shall promptly give notice pursuant to Section 18.5 below to the indemnifying party of the basis for such claim of indemnification. If indemnification is sought as a result of any third party claim or suit, such notice to the indemnifying party shall be within fifteen (15) days after receipt by the other party of such claim or suit; provided, however, that the failure to give notice within such time period shall not relieve the indemnifying party of its obligation to indemnify unless it shall be materially prejudiced by the failure. The indemnifying party shall have full control over the defense of such claim or suit; provided that the indemnified party shall have the right to participate, at its own expense, with counsel of its own choosing, in such defense. The indemnified party shall fully cooperate with the indemnifying party in the defense of all such claims or suits. The indemnifying party shall make no offer of settlement, settlement or compromise without the prior written consent of the indemnified party (which consent shall not be unreasonably withheld) unless such settlement fully releases the indemnified party without any liability, loss, cost or obligation.

         16.4 Term of Indemnification. The obligations of the parties set forth in this Article 16 shall apply during the term of this Agreement and for a period of five (5) years after the date of termination in whole or expiration of this Agreement or any extension thereof.

ARTICLE 17 - CONFIDENTIALITY AND DISCLOSURE
-------------------------------------------

         17.1 Confidentiality. Neither party shall use or disclose any Confidential Information received by it pursuant to this Agreement without the prior written consent of the other. This obligation shall continue for a period of seven (7) years after expiration or termination of this Agreement.

         17.2 Disclosure. Nothing contained in this Article 17 shall be construed to restrict the parties from disclosing Confidential Information as required: (i) for regulatory, tax, securities or customs reasons, (ii) by court or other government order,
                  (iii) for confidential audit purposes; or (iv) from using such Confidential Information as is reasonably necessary to perform acts permitted by this Agreement, including the registration, marketing, sale or use of the Product.

ARTICLE 18 - MISCELLANEOUS
--------------------------

         18.1 Assignment. This Agreement may not be assigned or otherwise transferred, nor, except as expressly provided hereunder, may any right or obligation hereunder be assigned or transferred by either party without the prior written consent of the other party; provided, however, that either VIVUS or MEDA may, without such consent, assign this Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its assets, its merger or consolidation or any similar transaction, and that MEDA may, without such consent, assign this Agreement and its rights and obligations hereunder to one or more of its Affiliates. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

         18.2     Sublicensees. In the event that MEDA grants sublicenses under
                  Article 2, MEDA shall ensure that such sublicensees abide by all the obligations of MEDA contained in this Agreement to the extent that such obligations are relevant to and applicable to such sublicensees.

         18.3 Damages. Notwithstanding any provision in this Agreement to the contrary, in no event shall a party hereto be liable to the other party for any indirect or consequential damages, including but not limited to loss of profits or business opportunity.

         18.4 Severability. Each party intends not to violate any public policy, statutory or common law, rule, regulation, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. If any term or provision of this Agreement is held to be invalid, illegal or unenforceable by a court or other governmental authority of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement, which shall remain in full force and effect. The holding of a term or provision to be invalid, illegal or unenforceable in a jurisdiction shall not have any effect on the application of the term or provision in any other jurisdiction.

         18.5 Notices. Any consent or notice required or permitted to be given or made under this Agreement by one party to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by personal delivery, first-class mail or courier), first-class mail or courier, postage prepaid (where applicable), addressed to the other party as shown below or to such other address as the addressee shall have last furnished in writing to the addresser and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee.

                  If to VIVUS:              VIVUS International Limited
                                            c/o VIVUS, Inc.
                                            1172 Castro Street
                                            Mountain View, CA  94040
                                            Attention:  Legal Department
                                            Fax:  (650) 934-5389

                  If to MEDA:               MEDA AB
                                            Pipers vag 2
                                            Box 906, SE-170 09 Solna,
                                            Attention: CEO
                                            Fax:  +46 8 630 19 19

         18.6 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, excluding its conflict of laws provision. Application of the United Nations Convention On Contracts For The International Sale Of Goods is hereby excluded.

         18.7 Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are superseded by this Agreement. Except as expressly provided elsewhere in this Agreement, this Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties hereto.

         18.8 Headings. The captions to the Articles hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the Articles hereof.

         18.9 Independent Contractors. It is expressly understood and agreed that VIVUS and MEDA are independent contractors and that the relationship between the two parties shall not constitute a partnership, joint venture or agency. Neither VIVUS nor MEDA shall have the authority to make any statement, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the party to do so.

         18.10 Waiver. The waiver by either party of any right hereunder or of a failure to perform or breach by the other party shall not be deemed a waiver of any other right hereunder or of any other failure or breach whether of a similar nature or otherwise.

         18.11 Dispute Resolution. Prior to either party initiating any court proceedings against the other party, the parties shall first attempt to resolve any disputes arising out of or related to this Agreement as follows. Either party may initiate the dispute resolution process by delivering written notice to the other party setting forth the matter in dispute. Such matter shall be referred to a joint committee comprised of at least one (1) member nominated by each party. The joint committee shall meet within ten (10) business days of receipt of such notice. The joint committee shall have a period of ten (10) business days to attempt to resolve the matter in dispute. If the joint committee is unable to resolve the dispute by unanimous resolution within such time, the joint committee will escalate the dispute to the chief executive officers of the parties for resolution. If the respective chief executive officers cannot resolve the dispute within fifteen (15) business days after the date such dispute was escalated, then either party may refer such dispute for resolution by court proceedings

         18.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     THEREFORE, the parties hereto have executed this Agreement as of the first day above written.


MEDA  AB                                    VIVUS INTERNATIONAL, LTD.


By:  /s/ Anders Lonner                      By: /s/ Leland Wilson
   ------------------------                    ------------------------

Title: CEO                                  Title: President and CEO
      ---------------------                       ---------------------
Date:  2/18/03                              Date:  2/21/03
      ---------------------                       ---------------------